Exhibit 99.1

For further information, contact:
Jeff Palmer	Tom Hayes
Investor Relations	Corporate Communications
408-222-8373	408-222-2815
jpalmer@marvell.com	tom@marvell.com

Marvell Technology Reaches Settlement

in Shareholder Class Action Lawsuit

Santa Clara, California (June 9, 2009) — Marvell Technology Group Ltd. (NASDAQ: MRVL), a world leader in storage, communications and consumer silicon solutions, today announced that it had entered into an agreement to resolve a shareholder class action lawsuit filed on August 16, 2007 against Marvell and certain of its former and current officers and directors relating to Marvell’s historic stock option granting practices. The settlement provides for a payment by Marvell to the class of $72 million.

The agreement was entered into after the end of the first quarter of fiscal 2010, ended May 2, 2009. However, since the litigation existed during the first quarter of fiscal 2010, results for the first quarter have been updated from what was previously reported on May 28, 2009 to adjust for this settlement. The impact of the settlement, recorded as general and administrative expense changes the GAAP net loss to $111.5 million, or $0.18 per share (diluted), which is a decrease of $0.12 per share (diluted) compared to what was previously reported. Marvell does not typically include one-time litigation settlements when it reports its non-GAAP results, and as a result this expense will not impact Marvell’s non-GAAP results of operations previously reported. Included with this release are updated financial tables.

This class action settlement is subject to preliminary and then, following notice to class members, final approval by the United States District Court for the Northern District of California. Final approval of this settlement and the settlement of the shareholder derivative lawsuit announced previously would mark the end of all shareholder litigation involving Marvell related to its historic stock option granting practices.

About Marvell

Marvell Technology (NASDAQ: MRVL) is a global leader in the development of storage, communications and consumer silicon solutions. Marvell’s diverse product portfolio includes switching, transceiver, communications controller, wireless, and storage solutions that power the entire communications infrastructure, including enterprise, metro, home, and storage networking. As used in this release, the term “Marvell” refers to Marvell Technology Group Ltd. and its subsidiaries. For more information visit www.marvell.com

Marvell Technology Group Ltd.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	May 2, 2009	January 31, 2009	May 3, 2008
Net revenue	$521,434	$512,867	$804,075
Cost of goods sold	257,630	252,732	388,842

Gross profit	263,804	260,135	415,233
Operating expenses:
Research and development	200,249	207,579	238,475
Selling and marketing	32,646	31,893	46,088
General and administrative	101,496	31,979	12,951
Amortization and write-off of acquired intangible assets	30,356	48,274	35,247
Restructuring	8,336	9,689	—

Total operating expenses	373,083	329,414	332,761

Operating income (loss)	(109,279)	(69,279)	82,472
Interest and other income (expense), net	(160)	(440)	(4,692)

Income (loss) before income taxes	(109,439)	(69,719)	77,780
Provision (benefit) for income taxes	2,018	(4,709)	7,841

Net income (loss)	$(111,457)	$(65,010)	$69,939

Basic net income (loss) per share	$(0.18)	$(0.11)	$0.12

Diluted net income (loss) per share	$(0.18)	$(0.11)	$0.11

Shares used in computing basic earnings per share	618,677	614,960	601,222
Shares used in computing diluted earnings per share	618,677	614,960	624,351

Marvell Technology Group Ltd.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	May 2, 2009	January 31, 2009
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$1,083,705	$951,909
Accounts receivable, net	285,367	222,101
Inventories	203,590	310,654
Prepaid expenses, deferred income taxes and other current assets	67,038	75,651

Total current assets	1,639,700	1,560,315
Property and equipment, net	371,229	390,853
Long-term investments	39,655	40,541
Goodwill and acquired intangible assets, net	2,253,854	2,284,164
Other non-current assets	136,773	138,327

Total assets	$4,441,211	$4,414,200

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$166,988	$139,028
Accrued liabilities	268,326	175,135
Income taxes payable	47,257	35,803
Deferred income	47,800	57,895
Current portion of capital lease obligations	1,824	1,787

Total current liabilities	532,195	409,648
Capital lease obligations, net of current portion	1,981	2,451
Other long-term liabilities	161,480	173,034

Total liabilities	695,656	585,133

Shareholders’ equity:
Common stock	1,238	1,233
Additional paid-in capital	4,402,167	4,372,265
Accumulated other comprehensive income (loss)	(2,680)	(718)
Accumulated deficit	(655,170)	(543,713)

Total shareholders’ equity	3,745,555	3,829,067

Total liabilities and shareholders’ equity	$4,441,211	$4,414,200

Marvell Technology Group Ltd.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Three Months Ended
	May 2, 2009	January 31, 2009	May 3, 2008
Cash flows from operating activities:
Net income (loss)	$(111,457)	$(65,010)	$69,939
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	25,375	27,038	28,618
Stock-based compensation	31,648	44,701	45,226
Amortization and write-off of acquired intangible assets	30,356	48,274	35,247
Fair market value adjustment to Intel inventory sold	(1,343)	(1,196)	(6,383)
Unrealized loss on derivative contract	475	—	—
Deferred tax (provision) benefit	—	(17,467)	—
Excess tax benefits from stock-based compensation	(29)	(9)	(169)
Changes in assets and liabilities, net of assets acquired and liabilities assumed in acquisitions:
Restricted cash	—	—	(24,500)
Accounts receivable	(63,266)	175,735	(38,152)
Inventories	106,281	31,088	55,918
Prepaid expenses and other assets	14,330	1,629	32,466
Accounts payable	30,738	(82,791)	(63,076)
Accrued liabilities and other	62,980	(13,016)	(18,807)
Accrued employee compensation	13,033	(44,615)	16,963
Income taxes payable	1,343	11,607	6,656
Deferred income	4,065	(6,825)	(9,753)

Net cash provided by operating activities	144,529	109,143	130,193
Cash flows from investing activities:
Cash paid in acquisitions, net	—	(5,287)	—
Purchases of investments	—	—	(10,126)
Sales and maturities of short-term and long-term investments	—	—	23,793
Purchases of technology licenses	(9,300)	(2,550)	—
Purchases of property and equipment	(3,414)	(13,931)	(30,522)

Net cash used in investing activities	(12,714)	(21,768)	(16,855)
Cash flows from financing activities:
Proceeds from the issuance of common shares	385	12,192	17,054
Principal payments on capital lease and debt obligations	(433)	(192,174)	(2,125)
Excess tax benefits from stock-based compensation	29	9	169

Net cash provided by (used in) financing activities	(19)	(179,973)	15,098

Net increase (decrease) in cash and cash equivalents	131,796	(92,598)	128,436

Cash and cash equivalents at beginning of period	927,409	1,020,007	615,648

Cash and cash equivalents at end of period	$1,059,205	$927,409	$744,084

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